Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GSME Acquisition Partners I on Form F-1 of our report dated October 16, 2009 on the financial statements of GSME Acquisition Partners I and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
New York, New York
October 16, 2009